CERTIFICATE OF TRUST
OF
DEL REY GLOBAL INVESTORS FUNDS
          This Certificate of Trust of del Rey Global Investors Funds (the “Trust”), dated as of June 18, 2010, is being duly executed and filed by the undersigned, as sole trustee, to form a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Act”).
          1. Name. The name of the statutory trust is del Rey Global Investors Funds.
          2. Registered Agent. The business address of the registered office of the Trust in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808. The name of the Trust’s registered agent at such address is Corporation Service Company.
          3. Registered Investment Company. The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended.
          4. Series LLC. Notice is hereby given that, pursuant to Section 3804 of the Act, the Trust has or may establish one or more designated series and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof, and, unless otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.
          5. Effective Date. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.
          IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust in accordance with the Act.

/s/ Gerald W. Wheeler
Gerald W. Wheeler
as Trustee and not individually